Exhibit 10.1
May 6, 2026
Michael Edell
Re: Employment Offer – Chief Executive Officer
Dear Michael,
SenesTech, Inc. (“SenesTech” or the “Company”) is pleased to offer you the position of Chief Executive Officer (“CEO”) on the terms of this letter agreement (the “Agreement”). Your start date as CEO (“Start Date”) will be the date of this Agreement. This offer is conditional and subject to your satisfactory completion of a background check. This Agreement supersedes and replaces all prior written employment agreements, offer letters, or oral promises regarding the subject matter herein, including, but not limited to, your November 3, 2025 offer letter agreement with the Company (the “Prior Agreement”).
1. Duties and Responsibilities. As Chief Executive Officer, you will report directly to the Company’s Board of Directors (the “Board”). You shall be permitted to work primarily from your home in California, provided that you travel to our facility in Phoenix, Arizona, as reasonably needed to facilitate the needs of the business. You shall devote your full business efforts to the Company. Notwithstanding the foregoing, the Company agrees that you may continue the activities previously disclosed to the Board for the entities listed on Exhibit A of this Agreement, as well as charitable or philanthropic activities you wish to pursue, provided that none of the foregoing interfere with your obligations to the Company. For the avoidance of doubt, you agree that you shall not become a director of any for profit entity, or undertake any additional outside employment/services other than your current obligations, without first receiving the approval of the Nominating and Corporate Governance Committee of the Board, which approval shall not be unreasonably withheld. As a Company executive officer, you will be expected to abide by Company rules and policies applicable to the Company’s executive officers, as in effect from time to time.
You will also serve as a voting member of the Board subject to the terms and conditions of the Company’s Bylaws and, beginning with the 2028 Annual Meeting of Shareholders, subject to your election by the Company’s stockholders. The Company shall cause you to be appointed as a member of the Board promptly following the execution of this Agreement. Thereafter, for so long as you serve as the as the Company’s Chief Executive Officer, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Board or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election. You shall not receive any additional compensation therefor. In the event of the termination of your employment for any reason (whether at your request or the Company’s request), or your removal from the position of Chief Executive Officer, you agree to promptly resign as a member of the Board, effective no later than such termination or removal date.
2. Salary. Effective May 1, 2026, your salary initially will be $360,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (the “Base Salary”). Any review of your compensation shall be at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”).
3. Annual Cash Bonus. Effective for the fiscal year that began on January 1, 2026, and each year thereafter during your employment, you will be eligible to receive an annual incentive bonus with a target value equal to sixty percent (60%) of your Base Salary (each such bonus, an “Annual Bonus”). Any Annual Bonus you would be eligible to receive with respect to 2026 shall be calculated and paid on a proration formula based on April 1, 2026. Any Annual Bonus shall be based upon the level of achievement of defined financial performance objectives, which scale and specific metrics are to be approved by the Board (or duly authorized committee thereof), after consultation with you. The final determination of the Annual Bonus shall be made by the Compensation Committee, with Board approval. The Annual Bonus metrics and framework shall be set forth in a separate Annual Bonus plan. Each Annual Bonus shall be paid within thirty (30) days after the Board’s determination that an Annual Bonus shall be awarded (but in any event no later than March 15th following the conclusion of the bonus year) and those determinations are generally made in the first quarter of the year following the applicable bonus year in connection with the completion of the Company’s annual financial audit. Except as expressly noted in the next paragraph, you must be employed on the date that any Annual Bonus is paid in order to earn the Annual Bonus and, accordingly, if your employment ends for any reason before the Annual Bonus is paid, then you will not have earned, and will not receive, the Annual Bonus.
Notwithstanding the foregoing, if the Company terminates your employment without Cause or you resign for Good Reason (each as defined below), you may earn a pro-rata bonus as follows:
a.The pro rata bonus shall be determined based on full-year performance against the applicable Annual Bonus metrics;

Exhibit 10.1
b.The pro rata bonus shall be calculated after completion of the year-end audit;
c.The pro rata bonus shall be paid on the same schedule as the normal Annual Bonus cycle (but in any event no later than March 15th following the conclusion of the bonus year).
For the avoidance of doubt, there shall be no acceleration or estimated bonus payments made upon termination of your employment without Cause.
4. Equity Grants. Subject to approval by the Board the Company will grant you an option to purchase 5.0% of the outstanding shares of the Company’s common stock (the “Option”) , measured as of the close of trading on the trading day immediately prior to the date of grant. The Option shall be presented to the Board for approval on or prior to your Start Date, with such approval not to be unreasonably withheld or delayed. The Option shall vest and become exercisable over a three-year period commencing May 1, 2026, with 1/12th of the shares subject to the Option vesting and becoming exercisable on the last day of each calendar quarter subject to your continuous service through the applicable vesting date; provided, however, if, as of any vesting date, the shares underlying the vested portion of the Option exceed the then-current stockholder-approved share reserve under the Plan, then the Option shall vest but, as to such excess shares, shall not be exercisable until such stockholder approval is obtained. The Option shall be issued pursuant to the terms and conditions of the Plan, at an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant, as provided in the Plan and consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code (the “Code”), and shall be governed in all respects by the terms of the Plan, the grant notices and the underlying Option agreement. In addition, after each full year of employment with the Company, you will be eligible to receive additional equity incentive grants, as determined by the Board or the Compensation Committee, in their sole discretion.
5. Benefits. During your employment, you will be eligible to participate in the benefits and vacation/paid time off plans offered to similarly situated employees of the Company from time to time, subject to plan terms and generally applicable Company policies. The Company and you will also enter into the Company’s standard form of Indemnification Agreement in the form attached as Exhibit B.
For the rest of 2026 only, the Company will reimburse you for your personal health plan, which shall be treated as taxable compensation, with the reimbursements to occur on a monthly basis and subject to your continued employment through the end of each month to which the reimbursement relates.
6. Business Expenses. The Company will reimburse you for reasonable out-of-pocket expenses incurred in the performance of your duties for the Company in accordance with the Company’s rules and policies, and subject to any applicable taxes and withholdings.
7. Confidentiality. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. In addition, you hereby reaffirm your obligations under the Company’s Employee Proprietary Information and Inventions Assignment Agreement, which you signed as a condition of your employment on [DATE]. Nothing in this Section shall be construed to abridge any unwaivable legal rights you may have under federal or state whistleblowing statutes.
8. At-Will Employment and Termination. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Termination of your employment with the Company (for any reason) shall be accompanied by your concurrent resignation from the Board and all other positions you hold with the Company. If for any reason this Section 8 is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, you hereby designate the Secretary or any Assistant Secretary of the Company and its affiliates to execute any such documents or instruments as your attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company or its affiliates is deemed by the Company or its affiliates to be a more expedient means to effectuate such resignation or resignations.

Exhibit 10.1
9. Severance Benefits. If, at any time, the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, or you resign for Good Reason (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), then you shall be entitled to receive the following severance benefits (the “Severance Benefits”):
(a) severance pay in the form of continuation of your base salary in effect on the effective date of termination for the first six (6) months after the date of such termination, plus one additional month for every completed year of service to the Company after the Start Date, up to a maximum total severance of twelve (12) months (the “Severance Period”);
(b) reimbursement by the Company of (x) COBRA premiums in effect on the date of termination for the coverage in effect for you and, if applicable, your spouse and dependent children on such date under the Company’s group health plan(s) during the Severance Period (or, if shorter, until you are no longer entitled to COBRA continuation of coverage under the Company’s group health plan(s)), provided that you timely (and properly) elect COBRA continuation coverage under the Company’s group health plan(s) in accordance with Internal Revenue Code Section 4980B(f) or (y) if the termination occurs in 2026, the cost of the personal health plan described in Section 5for the duration of the Severance Period; and
(c) vesting of the Option shall be accelerated such that you will be deemed vested in all of the shares subject to the Option.
In addition, you shall receive (1) any accrued and unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the date of termination of your employment in accordance with the Company’s standard payroll practices (or such earlier date as required by applicable law); (2) reimbursement for any unreimbursed business expenses properly incurred, subject to and paid in accordance with the Company’s expense reimbursement policy; and (3) such other employee benefits, if any, to which you may be entitled under the Company’s employee benefit plans as of the date of termination.
For purposes of this Agreement, “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate your employment shall exist if any of the following occurs: (A) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (B) your commission or attempted commission of or participation in a fraud or intentional and material act of dishonesty or intentional and material misrepresentation made in connection with the performance of your duties to the Company; (C) your intentional, material violation of any written and fully executed contract or agreement between you and the Company, or your willful and material breach of any fiduciary duty you owe to the Company or willful violation of any material policy of the Company; (D) your failure to materially comply with a reasonable written directive from the Board, provided that you will have ten (10) business days to cure such failure once notified of it in writing; or (E) your willful conduct that constitutes gross insubordination, or habitual neglect of duties (other than as a result of disability or death), provided, however, that the action or conduct described in clause (C) above and this clause (E) will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice describing in reasonable detail the facts and circumstances on which the Company relies in determining “Cause” exists and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). For purposes of this paragraph, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall conclusively be presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.
For purposes of this Agreement, “Good Reason” for you to terminate your employment shall exist if any of the following events occur without your prior written consent: (i) your assignment to materially reduced duties, authority and responsibilities, or a material adverse change in your title or the reporting structure applicable to you (ii) a material reduction of your Base Salary, target bonus opportunity or in benefits; (iii) a relocation of the geographical location at which you must perform services that increases your one-way commute by more than 50 miles; or (iv) a material breach of this Agreement by the Company or a material breach by the Company of any other material provision of any other written agreement between you and the Company; provided that you must (1) provide written notice to the Board within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company 30 days from receipt of such written notice to cure such event if it is reasonably susceptible to cure, and (3) if such event is not reasonably cured within such 30-day period, your resignation is effective not later than 45 days after the expiration of the cure period.

Exhibit 10.1
The Severance Benefits are conditional upon (a) your continuing to comply with your obligations with respect to confidential information; and (b) your delivering to the Company (and not revoking) an effective, general release of claims in favor of the Company in a form reasonably acceptable to the Company within 60 days of your termination. The salary continuation payments described in the above paragraph will be paid in substantially equal installments on the Company’s regular payroll schedule subject to standard deductions and withholdings over the period following termination, with the first payment commencing in the regularly scheduled payroll coincident with or next following the date the release becomes effective and irrevocable (and in no event later than 70 days following the termination date), and the first payment shall include all portions of the payments that were missed.
In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any provisions of this Agreement and no amounts payable to you under this Section 9 shall be reduced by compensation you earn on account of employment with another employer.
10. Section 409A. It is intended that this Agreement and all payments and benefits provided hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent Code Section 409A is applicable to this Agreement and any such payments and benefits, the parties intend that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.
For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b), (x) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (y) such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company and (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. If the period for consideration and revocation of the release referred to in Section 9 spans two tax years, then the Severance Benefits will be paid or commence in the second such year to the extent required by Code Section 409A.
11. Section 280G. If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be the greater of (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, and (y) the largest portion, up to and including the total, of the Payment. Such determination shall be after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), selecting the method (i.e., either (x) or (y)) that results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).
12. Miscellaneous. This letter, together with your Employee Confidentiality and Proprietary Information Agreement and your Indemnification Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written, including the

Exhibit 10.1
Prior Agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by you and a member of the Board.
13. Governing Law. This Agreement shall be governed by the laws of the State of California. Any dispute regarding this Agreement shall be brought in the state or federal courts located in Los Angeles, California.
Please sign below to indicate your acceptance of this Agreement.
Sincerely,
SenesTech, Inc.
/s/ Matthew Szot 5/6/26
Matthew Szot Date
On behalf of the Board of Directors
Understood and Accepted:
/s/ Michael Edell 5/6/26
Michael Edell Date

Exhibit A
Outside Work Disclosure
1. Westlake Serial Company
2. Rancher’s Pride, LLC
3. Michael Stuart Designs, LLC

Exhibit B
Indemnification Agreement
(see attached)

5